Exhibit 4.1.21

ASSIGNMENT AND ASSUMPTION OF NOTE AND CREDIT AGREEMENT AND FOURTH AMENDMENT TO THE CREDIT AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF NOTE AND CREDIT AGREEMENT AND FOURTH AMENDMENT TO THE CREDIT (this “Agreement”) is dated effective as of January 3, 2012 (the “Effective Date”) by and among MGP INGREDIENTS, INC., a Kansas corporation, subsequently to be known as MGPI Processing, Inc. (“Original Borrower”), MGPI HOLDINGS, INC., a Kansas corporation, subsequently to be known as MGP Ingredients, Inc. (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

W I T N E S S E T H:

A. Pursuant to that certain Credit and Security Agreement dated July 21, 2009 between Original Borrower and Lender, as amended by a Consent dated December 31, 2009, as amended by a Consent dated February 2, 2010, as amended by a First Amendment to Credit and Security Agreement dated as of June 30, 2010, as amended by a Second Amendment to Credit and Security Agreement dated as of January 20, 2011, and as amended by a Third Amendment to Credit Agreement dated October 20, 2011 (as further modified, amended, renewed or restated, the “Credit Agreement”), Lender made certain loans available to Original Borrower in the maximum principal amount of up to $45,000,000.00 (the “Loans”);

B. The Loans are evidenced by that certain Amended and Restated Revolving Note dated October 20, 2011 from Original Borrower in favor of Lender (the “Note”);

C. The Original Borrower’s obligations under the Loans were secured by, among other items, that certain Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as August 19, 2009 (the “Mortgage”), recorded on August 26, 2009 in Book 577, Page 399 of the real property records of the Office of the Register of Deeds, Atchison County, Kansas (the “Land Records”), as modified by that certain Modification dated October 20, 2011, and that certain Leasehold Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as February 15, 2010 (the “Leasehold Mortgages,” and collectively with the Mortgage, the “Mortgages,” and the real estate described in the Mortgages, the “Real Estate”), recorded on March 16, 2010 in Book 582, Page 552 in the Land Records, as modified by the certain Modification dated October 20, 2011;

D. In connection with the Credit Agreement, the Original Borrower was a party to various  other agreements, including but not limited to, Subordination Agreements, an Intercreditor Agreement, an Assignment of License Agreement, and a Patent and Trademark Security Agreement (such other agreements, as renewed, modified or restated, and together with the Credit Agreement, Note and Mortgages are hereinafter referred to as the “Loan Documents”);

E. The Original Borrower and Company have entered into or are concurrently herewith entering into an Agreement of Merger and Plan of Reorganization, pursuant to which (i) Original Borrower will merge with a subsidiary of Company with Original Borrower as the surviving entity (the “Merger”), (ii) the stock of Company owned by Original Borrower immediately prior to the Merger will be cancelled, and (iii) Original Borrower will become a wholly-owned subsidiary of Company and guarantor of the Company’s obligations assumed hereunder (the “Restructure”);

F. In connection with the Restructure, Original Borrower desires to assign all of its rights under the Credit Agreement, Note and other Loan Documents to the Company, in consideration of which the Company will assume all of Original Borrower’s obligations under the Credit Agreement, Note, and other Loan Documents, and requests that the Lender consent to such assignment and assumption;

G. Upon the Restructure, the Original Borrower shall be a Guarantor of the obligations assumed by the Company hereunder, with such guaranty secured by the Mortgages;

H. Due to the Restructure, the parties agree that certain terms of the Credit Agreement must be amended; and

I. The Original Borrower and Company have duly authorized the execution, delivery, and performance of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the Restructure, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company agrees with the Lender as follows:

1. Recitals.  The recitals set forth hereinabove are true, correct, and complete in all respects and such recitals and all terms and conditions of the Credit Agreement are incorporated herein as if fully set forth.

2. Definitions. All of the aforementioned definitions are incorporated by this reference and made a part of this Agreement.  Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.

3. Assignment and Assumption.

(a) Original Borrower is, as of the Effective Date, conveying all of its rights under the Credit Agreement, Note, and other Loan Documents to the Company, subject in all regards to the terms and conditions of the Note, Credit Agreement, and other Loan Documents, and the lien of and security interests created by the Credit Agreement. The Company is accepting the conveyance of all of the rights of the Original Borrower, subject in all regards to the terms and conditions of the Note, Credit Agreement, and other Loan Documents, and the lien of and security interest created by the Credit Agreement.

(b) The Company hereby assumes all of the obligations and Indebtedness of Original Borrower under the Note, Credit Agreement (as amended hereby), and the other Loan Documents (the “Assumed Obligations”) and agrees (i) to pay the Note in accordance with its terms, (ii) to keep, observe and perform all of the covenants, agreements and obligations of the Borrower under the Note, Credit Agreement and other Loan Documents, according to their terms, and (iii) that the Company is primarily liable for and with respect to the Assumed Obligations.

(c) The Company hereby confirms, acknowledges, represents, warrants, covenants and agrees, for the benefit of the Lender, and without any further action by any person, the following:

(i) The Company assumes (pursuant to this Agreement) each and every covenant, agreement, term, condition, obligation, appointment, duty and liability of the Original Borrower and, by virtue of the foregoing, accepts and assumes all liability of the Original Borrower related to any representation and warranty made by the Original

Borrower under or in connection with the Note, Credit Agreement and any other Loan Documents and all such representations and warranties remain true, complete and correct, and shall be deemed to have been confirmed and restated as of the Effective Date; and

(ii) The Company shall be the “Borrower” referred to in the Credit Agreement and the Note, and the “Borrower” referred to in the Subordination Agreements and Intercreditor Agreement, and the Company shall perform and observe all the covenants, agreements, terms, conditions, obligations, appointments, duties and liabilities of the Original Borrower under the Note, Credit Agreement and all other Loan Documents executed by the Original Borrower, all as if such Company were the direct, actual and original signatory thereto.

(d) Concurrently with the Restructure, the Original Borrower will execute a Continuing Guaranty evidencing its status as a Guarantor of the Indebtedness under the Credit Agreement.  Notwithstanding anything herein to the contrary, Original Borrower is not released and remains primarily liable for all Assumed Obligations on an ongoing basis, including, without limitation, the continuing obligation (i) to pay the Note in accordance with its terms, (ii) to keep, observe and perform all of the covenants, agreements and obligations as the Borrower under the Note, Credit Agreement and the other Loan Documents, according to their terms.

4. Consent to Restructure, Assignment and Assumption.  Upon satisfaction of the conditions precedent in Section 9 below:

(a) The Lender consents to the Restructure in consideration of the assumption by the Company of all Assumed Obligations.

(b) The consent given herein by Lender shall not be deemed a consent or an agreement by the Lender to any future such assignment, assumption, or ownership restructure, or a waiver of any of the rights of the Lender under the Loan Documents to declare any assignment, assumption, or ownership restructure an Event of Default under the Credit Agreement and to exercise the rights and remedies provided in the Loan Documents or in equity or at law.

(c) Original Borrower, and its representatives, successors and assigns, hereby knowingly, voluntarily and irrevocably release, remise and forever discharge the Lender, and their representatives, successors and assigns, from any and all claims or liability, whether known or unknown and whether now or hereafter existing, arising under or related to the Note or the Credit Agreement.  The provisions of this section shall forever survive any termination of this Agreement (or the termination of any one or more Loan Documents) and payment in full of all amounts owing under the Loan Documents.

5. Amendment to the Credit Agreement.  The Credit Agreement is hereby amended as follows:

(b) The following definitions found in Section 1.1 of the Credit Agreement are amended and restated as follows:

“Account Value at Market” means the value of the Eligible Swap Account as determined by (i) the amount shown as the “account value at market” on the most recent statement from ADM summarizing the ADM Account, or such other comparable term that may be used from time to time by ADM on ADM Account statements, or (ii) should Borrower or a Subsidiary enter into an Eligible Swap Account with a vendor other than

ADM, the market value of the Eligible Swap Account as shown on the most recent account statement from such vendor.”

“ADM Account” means the account maintained by Borrower or a Subsidiary with ADM to accommodate Swap Contract transactions.”

“Current Maturities of Long Term Debt” means during a period beginning and ending on designated dates, the amount of the Borrower’s and Subsidiaries’ long-term debt and capitalized leases which become due during that period.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the trailing six-month period ending on the date of determination, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts as determined by Lender in its sole but reasonable discretion during such period, by (b) the Borrower’s and Subsidiaries’ net sales during such period (excluding extraordinary items) plus the amount of clause (a).

“Eligible Barreled Alcohol Inventory” means all Inventory owned by Borrower or a Subsidiary consisting of barreled alcoholic beverages which is (a) acceptable to Lender in its sole but reasonable discretion determined in good faith for lending purposes, (b) Eligible Inventory in all respects.

“Eligible Corn Inventory” means all Inventory owned by Borrower or a Subsidiary consisting of corn which is (a) acceptable to Lender in its sole but reasonable discretion determined in good faith for lending purposes, (b) Eligible Inventory in all respects and (c) Raw Materials Inventory.

“Eligible Finished Goods Inventory” means all Inventory owned by Borrower or a Subsidiary consisting of a finished product (which finished product is to be held by Borrower or a Subsidiary for sale, lease or furnishing under a contract for service in the ordinary course of Borrower’s or Subsidiary’s business) which is (a) acceptable to Lender in its sole but reasonable discretion determined in good faith for lending purposes and (b) Eligible Inventory in all respects (other than Eligible Food Grade Alcohol Inventory, Eligible Fuel Grade Alcohol Inventory, Eligible Protein Inventory and Eligible Starch Inventory).

“Eligible Flour Inventory” means all Inventory owned by Borrower or a Subsidiary consisting of flour which is (a) acceptable to Lender in its sole but reasonable discretion determined in good faith for lending purposes, (b) Eligible Inventory in all respects and (c) Raw Materials Inventory.

“Eligible Food Grade Alcohol Inventory” means all Inventory owned by Borrower or a Subsidiary consisting of food grade alcohol which is (a) acceptable to Lender in its sole but reasonable discretion determined in good faith for lending purposes and (b) Eligible Inventory in all respects.

“Eligible Fuel Grade Alcohol Inventory” means all Inventory owned by Borrower or a Subsidiary consisting of fuel grade alcohol which is (a) acceptable to Lender in its sole but reasonable discretion determined in good faith for lending purposes and (b) Eligible Inventory in all respects.

“Eligible Protein Inventory” means all Inventory owned by Borrower or a Subsidiary consisting of protein which is (a) acceptable to Lender in its sole but reasonable discretion determined in good faith for lending purposes and (b) Eligible Inventory in all respects.

“Eligible Starch Inventory” means all Inventory owned by Borrower or a Subsidiary consisting of starch which is (a) acceptable to Lender in its sole but reasonable discretion determined in good faith for lending purposes and (b) Eligible Inventory in all respects.

“Interest Expense” means for a fiscal year-to-date period, the Borrower’s and Subsidiaries’ aggregate total gross interest expense during such period (excluding interest income), and shall in any event include (i) interest expensed (whether or not paid) on all Debt and (ii) the portion of any capitalized lease obligation allocable to interest expense.

“Rail Reserve” means $175,000 or such other amount as the Lender may from time to time establish in its sole but reasonable discretion as an amount sufficient offset certain costs of exercising rights and remedies in respect of Inventory of the Borrower or a Subsidiary located or anticipated to be located on or in railcars from time to time.

“Raw Materials Inventory ” shall mean raw materials held for the purpose of production into a finished product (which finished product is to be held by Borrower or Subsidiary for sale, lease or furnishing under a contract for service in the ordinary course of Borrower’s or Subsidiary’s business), but which have not yet been subject to the commencement of such production, and which are new and unused and free from defects which would, in Lender’s sole determination determined in good faith, affect their market value.

“Real Estate Collateral” means all real estate owned by Borrower or a Subsidiary, except the KCK Facility, and the LDI Facility.

(c) Subsection 2.9(d) of the Credit Agreement is hereby added as follows:

“All Borrower obligations and duties imposed under this Section 2.9 shall apply equally to Subsidiary Guarantors of Borrower, provided, however, that following the date of the Acquisition of LDI, and for a period of three (3) months following such date (or such later date to which Lender reasonably agrees), Accounts and account debtors acquired by Borrower or a Subsidiary related to LDI shall not be subject to Sections 2.9(a) or (b).”

(d) Section 8.17 of the Credit Agreement is hereby added as follows:

“Section 8.17.  Consolidated Entity.  Notwithstanding any other language herein, when the term “Borrower” is used in Articles 5 and 6 of this Agreement, and in each Compliance Certificate, the term shall refer to the Borrower and all Subsidiaries as a single, consolidated entity, and therefore all such representations, warranties and covenants shall be construed to apply to the Borrower and Subsidiaries as a single, consolidated entity. For the avoidance of doubt, whenever in this Agreement or the Loan Documents a reference is made to the continued accuracy, truth, compliance, or satisfaction of the terms contained in Articles 5 and 6 of this Agreement, such reference shall apply to the Borrower and all Subsidiaries as a single, consolidated entity.”

6. Confirmation and Ratification of the Loan Documents.  Except as expressly modified pursuant to the terms of this Agreement, all of the terms, covenants and conditions of the Loan Documents shall continue unamended and in full force and effect, and the Company and Original Borrower hereby confirm, ratify and reaffirm all of such terms, representations, warranties, covenants and conditions, with such representations, warranties and covenants being applicable to Company and Original Borrower (treating Company and Original Borrower as a consolidated entity) as of the date hereof. Further, the Company ratifies, confirms, and reaffirms its obligations owed to Lender under the Loans and the accuracy and satisfaction of all representations, warranties, and covenants contained in the Loan Documents (treating Company and Original Borrower as a consolidated entity), and that this Agreement shall not constitute a novation of the indebtedness evidenced by the Loan Documents, that the terms and provisions of the Loan Documents shall remain valid and in full force and effect, except as herein modified and amended, that this Agreement shall in no way occasion a release of any Collateral, and that all Collateral held by Lender as security to or for the Loans shall continue to secure the Loans. The Company hereby authorizes and directs Lender to take action necessary to conform the Loan Documents to the terms as herein modified and accept and confirm the Loan Documents with the terms herein modified.  The Company and Original Borrower hereby acknowledge that (i) as of the date hereof they have no defenses, offsets, or claims against the enforceability of the Credit Agreement, Note, Mortgages and other Loan Documents; and (ii) neither the Company nor the Original Borrower is aware that any Event of Default currently exists or that any event has occurred which, with the passage of time or giving of notice or both, would result in any Event of Default occurring.

7. Confirmation of Lien Upon Real Estate.

(a) The Original Borrower acknowledges and agrees that the Mortgages constitute valid liens upon the Real Estate in favor of the Lender. The Real Estate is and shall remain subject to and encumbered by the liens, charges and encumbrances of the Mortgages, and nothing herein contained shall affect or be construed to affect the liens or encumbrances of the Mortgages, or the priority thereof over other liens or encumbrances. This Agreement does not constitute a novation.

(b) The Original Borrower agrees to execute modifications of the Mortgages to indicate that the obligations secured therein include the Original Borrower’s Guarantor obligations as described in the Continuing Guaranty executed concurrently herewith.

8. Further Assurances.  The Company hereby reaffirms the grant of a security interest provided in Article III of the Credit Agreement. The Company hereby authorizes the Lender to file one or more UCC financing statements relating to all or any part of the Collateral, without the signature of the Company, in such jurisdictions and with such offices as the Lender deems necessary. The Company further authorizes the Lender to file such UCC financing statement amendments to modify the Company/Debtor name, and such continuation statements to any UCC financing statements as the Lender deems necessary, continue, perfect, and extend their security interest(s) in the Collateral.  The Company shall not amend, modify, restate, or terminate any financing statements filed by any Lender or its agents without the prior written consent of such Lender. A copy of this Agreement, together with the Credit Agreement, shall be sufficient as a financing statement to the extent permitted by law.

9. Conditions Precedent.  This Agreement, and the amendments, consent, assignment, and assumption contemplated hereby, shall become effective upon satisfaction of the following conditions:

(a) Lender’s receipt of this Agreement executed by all parties hereto;

(b) Lender’s receipt of a Third Party Security Agreement, in form and content acceptable to Lender, in which Original Borrower grants a security interests in the assets described therein to secure the  Indebtedness, fully executed and delivered by the Original Borrower;

(c) The Lender’s receipt of a Continuing Guaranty, in form and content acceptable to Lender, which provides for the ongoing, continuing and unlimited guaranty by Original Borrower of all of the Indebtedness, fully executed and delivered by Original Borrower;

(d) The Lender’s receipt of an Assumption and Amendment of Assignment of Membership Interests and Stock Pledge Agreement, in form and content acceptable to Lender, which provides for the grant of a perfected first priority security interest in Company’s stock interests in the Original Borrower, and the Company’s grant of a perfected first priority security interest in the stock or membership interests of Midwest Grain Pipeline, Inc. (subsequently to be known as MGPI Pipeline, Inc.), Illinois Corn Processing, LLC,  and MGPI of Indiana, LLC, as applicable, upon such entities distribution from Original Borrower to Company pursuant to the Restructure, fully executed and delivered by Original Borrower

(e) Filing of Uniform Commercial Code Financing Statements and Amendments, identifying the Company as the debtor, in the appropriate records;

(f) Filing of Uniform Commercial Code Financing Statement Amendment to amend the Original Borrower’s name in connection with the Restructure;

(g) Receipt of Modifications to the Mortgages to reflect the Restructure;

(h) Lender’s receipt of certified entity documentation related to the Company, including but not limited to certified articles of organization, bylaws and a certificate of good standing;

(i) Lender’s receipt and approval of a certified resolution of the Original Borrower and Company, with such incumbency certificates as it shall require, establishing the approval of this Agreement by Company, the authority of the parties executing such Agreement, and such other matters as Lender shall require;

(j) Lender’s receipt of the Company’s Federal Identification Number;

(k) Payment of all fees and expenses of Lender associated with the transactions contemplated by this Agreement, including reasonable attorneys fees; and

(l) Any other certificates, documents, or other information reasonably requested by Lender in connection herewith, including, but not limited to, filings and documents evidencing the Restructure.

10. Representations and Warranties of the Company.  The Company hereby represents and warrants to the Lender that as of the date hereof: (a) the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, and to execute and perform this Agreement; (b) the Company has duly executed and delivered this Agreement and this Agreement, and the Loan Documents, constitute its legal and validly binding obligations; (c) all information provided by the Company to the Lender prior to the date hereof was, at such time, true and correct in all material respects; and (d) this Agreement is not being entered into with the intent to hinder or defraud any person.

11. No Waiver by Implication.  The Company hereby agrees that, except as specified in Section 4(a) above, nothing herein shall constitute a waiver by Lender of any default, whether known or unknown, which may exist under the Loan Documents.  The Company hereby further agrees that no action, inaction or agreement by Lender, including, without limitation, any extension, indulgence, waiver, consent, or agreement of modification which may have occurred or been granted or entered into (or which may be occurring or be granted or entered into hereunder or otherwise) with respect to non-payment of any Loan or any portion thereof, or with respect to matters involving security for any Loan, or with respect to any other matter relating to any Loan, shall require or imply any future extension, indulgence, waiver, consent or agreement by Lender.  The Company hereby acknowledges and agrees that Lender has made no agreement, and is in no way obligated, to grant any future extension, indulgence, waiver or consent or enter into any further agreement of modification with respect to the Loans.

12. Status.  The Company hereby represents and agrees that the Loan Documents as modified hereby constitute the entire agreement between the Company and Lender with respect to the Loans. Nothing herein shall constitute and there has not otherwise occurred any extinguishment or release of or substitution for the obligations and agreements of the Company under the Loan Documents, except as specifically provided in this Agreement, and nothing herein shall constitute and there has not otherwise occurred any novation with respect to the Mortgages, or any other Loan Document.

13. Loan Document.  This Agreement is a Loan Document executed pursuant to the Credit Agreement, and shall be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

14. Successors and Assigns.  This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of, and be enforceable by, the Lender and its respective successors and assigns.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Kansas without giving effect to the conflicts of law principles thereof.

16. Counterparts.  This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original but all of which together shall constitute one and the same instrument.

17. Time of the Essence.  Time is of the essence of this Agreement.

18. Severability.  If any clause, sentence, section or provision of this Agreement is or becomes illegal, invalid or unenforceable because of present or future laws or any rule or regulation of any governmental body or entity, the intention of the parties hereto is that the remaining parts of this Agreement shall not be affected thereby.

19. No Other Modification.  Except as expressly amended and modified herein, all terms, covenants and provisions of the Loan Documents shall remain unaltered and in full force and effect, and the parties hereto do hereby expressly ratify and confirm the Loan Documents as modified hereby.

20. Other Acts.  At the request of the Lender, Original Borrower and/or the Company will promptly execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

21. Entire Agreement.  This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements (if any), understandings, negotiations and discussions of the parties, whether oral or written.

[Signatures on Following Page]

           IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered by their duly authorized officers effective as of the day and year first above written.

COMPANY:

MGPI HOLDINGS, INC, a Kansas corporation, subsequently to be known as MGP Ingredients, Inc.

By: /s/ Timothy W. Newkirk
Name: Timothy W. Newkirk
Title: President & CEO

ORIGINAL BORROWER:

MGP INGREDIENTS, INC, a Kansas corporation, subsequently to be known as MGPI Processing, Inc.

By: /s/ Timothy W. Newkirk
Name: Timothy W. Newkirk
Title: President & CEO

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Jeffrey D. Farrell
Name: Jeffrey D. Farrell
Title: SVP

Assignment and Assumption of Note and Credit Agreement and Fourth Amendment to Credit Agreement
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